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                                                                     EXHIBIT 8.1


  [CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP LETTERHEAD]


                                January 24, 2002


Santa Barbara Restaurant Group, Inc.
3938 State Street
Suite 200
Santa Barbara, California 93105

               Re: Proposed Merger of Santa Barbara Restaurant Group, Inc. With And Into CKE Restaurants, Inc.

Dear Sir or Madam:

        You have requested our opinion concerning certain of the Federal income tax consequences of the proposed merger (the "Merger") of SBRG Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of CKE Restaurants, Inc., a Delaware corporation ("CKE"), with and into Santa Barbara Restaurant Group, Inc., a Delaware corporation ("SBRG").

        In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger dated as of December 20, 2001 and amended as of January 24, 2002 (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus to be filed on or about January 16, 2002 with the Securities and Exchange Commission (the "Joint Proxy Statement/Prospectus"), and with your consent have relied (without any independent investigation on our part) on the representations contained in the Certificate of SBRG dated January 11, 2002, and the Certificate of CKE dated January 11, 2002, and delivered in connection with the Merger.

        Based upon the aforementioned facts and representations, our review and analysis of the documents described above and the current state of the law, it is our opinion that for Federal income tax purposes:

               1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               2. CKE, Merger Sub and SBRG will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

               3. The SBRG stockholders will not recognize gain or loss for Federal income tax purposes upon receipt of CKE common stock in the Merger, except to the extent that they receive cash in lieu of fractional shares.

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Santa Barbara Restaurant Group, Inc.
January 24, 2002
Page 2



        We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

         This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of change in the applicable law or a change in the interpretation of such law by courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

         This opinion is furnished by us as counsel for SBRG pursuant to Section 9.2(b) of the Merger Agreement, and is intended solely for the benefit of SBRG and its shareholders and no one else may rely upon it, quote from it in any manner other than as specifically permitted herein without the prior consent of the undersigned; provided, however, we hereby consent to the filing of this opinion as an exhibit to, and the references to this firm contained in, the Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 in which the Joint Proxy Statement/Prospectus is included.


                                Very truly yours,



     /s/ Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
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     CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP